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                                                                    EXHIBIT 4(c)

233 South Wacker Drive, Suite 2800
Chicago, Illinois 60606
 Tel 312-234-2732
 Fax 312-234-3160

BANK OF AMERICA

TO.            Mandalay Resort Group

ATTN           LES MARTIN
FAX            702-632-6822

FROM:          Bank of America, N.A.
               233 South Wacker Drive - Suite 2800
               Chicago, Illinois 60606
               Jim O'Donnell / Robert OHara

Date           130CT99

Our Reference No 133867 3043643

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Mandalay Resort Group and Bank of America, N.A. (each a "party" and together "the parties") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified in paragraph 1 below (the "Agreement").

The definitions and provisions contained in the 1991 ISDA Definitions (as supplemented by the 1998 Supplement), as published by the International Swaps and Derivatives Association, Inc., (the "Definitions") are incorporated Into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Without prejudice to the foregoing, references in this Confirmation to the Transaction shall for the purposes of the Definitions mean the Swap Transaction.

1. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of Oct 24 1986, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

In this Confirmation "Party A" means Bank of America, N.A. and "Party B" means Mandalay Resort Group.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

           Notional Amount                      USD 200,000,000.00
           Trade Date:                          12OCT99
           Effective Date:                      31 DEC99
           Termination Date                     31 MAR00 subject to adjustment
                                                in accordance with the Modified
                                                Following Business Day
                                                Convention

           Fixed Rate Payer                     Party B

           Fixed Rate                           6.14000%

           Floating Rate Payer                  Party A

           Payment Date 31 DEC99 subject to adjustment in accordance with the Modified Following Business Day Convention.

           Floating Rate Option                 USD-LIBOR-BBA

           Designated Maturity:                 3 months




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       Spread:                                    None

       Floating Rate
       Day Count Fraction:                        Actual/360

       Reset Date                                 24DEC99

       FRA Discounting                            Applicable

       Calculation Agent                          Party A

       3. Recording of Conversations:

       Each party to this Transaction acknowledges and agrees to the tape recording of conversations between the parties to this Transaction whether by one or other or both of the parties or their agents, and that any such tape recordings may be submitted in evidence in any Proceedings relating to the Agreement and/or this Transaction.

       4. Account Details:

       Account for payments to Party A:
                      USD
       We will debit your account
       NAME           Mandalay Resort Group
       ATTN           BOFAUS61

       Account for payments to Party B
                     USD
       NAME          BANK OF AMERICA NA
       CITY          SAN FRANCISCO
       ABA #         121000358
       ATTN:         BOFAUS6S
       NAME          Mandalay Resort Group
       ACCT          1257501024

       5. Offices:

       The Office of Party A for this
       Transaction is:                                  Charlotte, NC

       The Office of Party B for this
       Transaction is:                                   Nevada, USA

       5. GOVERNING LAW:           The Laws of the State of New York

         CREDIT SUPPORT DOCUMENT: As per Agreement (and Credit Support Annex if applicable)

         Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Global Derivative Operations at (fax no (312) 234-3160).





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       Failure to respond within such period shall not affect the validity or enforceability of this Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error

Yours Sincerely,

Bank of America, N A


By      ALLISON SMALIK
        ------------------
            Vice President

Authorized Signatory

Accepted and confirmed as of the date first written

Mandalay Resort Group

By      Glenn Schaeffer
        ---------------

Name    Glenn Schaeffer
        ---------------

Title   President, Chief Financial Officer and Treasurer
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Our Reference # 133867